ACQUISITION AGREEMENT

by and between

MINING POWER GROUP, INC.
a Colorado corporation

and

NORTHWAY MINING, LLC
a New York limited liability company

ACQUISITION AGREEMENT

This Acquisition Agreement (the "Agreement") is dated as of this 1st day of August, 2018 by and among MINING POWER GROUP, INC., a Colorado corporation ("MPG"), NORTHWAY MINING, LLC, a New York limited liability company ("NORTHWAY") and all of the members of NORTHWAY (the "MEMBERSHIP") who hold 100% of the NORTHWAY ownership interest. (MPG, NORTHWAY and the MEMBERSHIP may be referred to herein as a "party" and collectively as the "parties", and MPG and NORTHWAY may be individually referred to herein as a "Company" or collectively as the "Companies".)

The parties agree as follows:

1. Terms and Conditions of the Acquisition

1.1. ***Acquisition Subject to the Terms and Conditions of this Agreement.*** At the Closing, in return for the Consideration (as hereinafter defined) to be paid under Section 1.2, MPG shall by granted by the MEMBERSHIP a fifty-five percent (55%) ownership in NORTHWAY (the "NORTHWAY OWNERSHIP INTEREST") which shall be free and clear of all encumbrances, liens and other obligations, and the MEMBERSHIP shall retain a forty-five percent (45%) ownership interest in NORTHWAY. As a result of MPG acquiring the NORTHWAY OWNERSHIP INTEREST, NORTHWAY shall become a majority-owned subsidiary of MPG (The "Acquisition").

1.2. ***Fundamental Terms and Conditions of Acquisition.*** In exchange for the NORTHWAY OWNERSHIP INTEREST, MPG shall:

(a) Provide the following amounts as "Consideration" for the Acquisition in the total aggregate cash amount of one million, one hundred thousand dollars ($1,100,000 U.S.), (the "Initial Investment"), over a period of one hundred and eighty (180) days from the date of Closing, (the "Investment Period"), unless extended by mutual agreement:

(i) Pay one hundred and fifty thousand dollars ($150,000 U.S.) to NORTHWAY at, or prior to, Closing (NORTHWAY will be allowed to pay its legal fees pertaining to this Agreement from this initial payment);

(ii) Pay up to one hundred and fifty thousand dollars ($150,000 U.S.) to NORTHWAY at the closing of that separate "Agreement For Purchase Of Property" wherein NORTHWAY shall purchase the real estate property and buildings located at 707 Flats Road, Athens NY 12015;

(iii) Pay an additional one hundred and fifty thousand dollars ($150,000 U.S.) to NORTHWAY within thirty (30) days from Closing;

(iv) Pay six hundred and fifty thousand dollars ($650,000 U.S.), to NORTHWAY against a specific "use of funds" schedule (wherein each such expenditure is approved by MPG) not earlier than thirty (30) days from the payment cited in "(ii)" above, and within the remaining one hundred and fifty (150) days from the date of Closing.

(c) Split equally any and all net profit/loss before taxes generated by NORTHWAY with the MEMBERSHIP on an ongoing basis.

(d) Prior to Closing, sign a separate 3-year employment agreement with Michael Maranda ("Maranda"), the principal officer of the NORTHWAY, by and between Maranda and NORTHWAY, effective on the Closing date, wherein Maranda shall earn monthly compensation payable by NORTHWAY for his continuing performance of services for NORTHWAY following Closing. The terms and conditions of said agreement shall be developed by mutual agreement of MPG as majority owner of NORTHWAY and Maranda and said employment agreement shall include a salary at the rate of $175,000 per year payable by NORTHWAY to Maranda following Closing.

(e) In accordance with U.S. federal tax law and regulation, reserve two and a half million (2,500,000) shares of MPG restricted common stock (the "MPG SHARES") for issuance to the MEMBERSHIP pro-rata to each's post Closing ownership interest percentage in NORTHWAY as a "Performance Stock Bonus" as earned over a period of six (6) months for the achievement of performance goals during said period as established by the Board of Directors of MPG and provided to the MEMBERSHIP in writing prior to Closing.

(f) Prior to Closing, the MEMBERSHIP agrees that its existing Operating Agreement as a New York limited liability company ("LLC") shall be amended and restated to include MPG as the majority owner and have its duly appointed representative serve as a co-managing member of the LLC (the "Amended & Restated Operating Agreement"). Other terms and conditions of the Amended & Restated Operating Agreement shall be developed to the satisfaction of MPG. Moreover, the Initial Investment of MPG in NORTHWAY shall be recorded in MPG's capital account per the terms and conditions of the Amended & Restated Operating Agreement.

(g) The MEMBERSHIP agrees that the Board of Directors of MPG shall have complete corporate control of NORTHWAY and shall have a representative, serving as Chairperson of the Board, on NORTHWAY's board of directors, and a signatory on its bank accounts. Since MPG is a publicly held company, all accounting functions and finance activities of NORTHWAY shall report to the appropriate MPG management level, and any and all budgets shall be subject to the review, approval and revision of the Board of Directors of MPG.

(h) MPG agrees that the officers of NORTHWAY shall have management autonomy to oversee the day-to-day operations of NORTHWAY against an operational budget approved by the Board of Directors of MPG, provided, however, that all records of revenues and expenditures, and documentation pertaining to each are maintained according to accounting policies and practices acceptable to MPG or its representatives. Based on the approval of the terms and conditions of the transaction by the Board of Directors of MPG, the officers of NORTHWAY may obtain third party financing for operational and capex expenditures.

(i) Following Closing, should the officers of NORTHWAY determine that additional funds are needed for NORTHWAY for any purpose beyond the normal scope of its business or beyond the Initial Investment of MPG, the officers agree to provide MPG with a "first right of refusal" for the making of any additional investment before approaching any third party.

(j) Following Closing, should MPG fail to provide the full amount of the Initial Investment, MPG and the MEMBERSHIP agree that MPG's ownership interest of 55% in NORTHWAY will be adjusted pro-rata to the amount of the Initial Investment paid by MPG in cash or mutually accepted payment in kind. Any such adjustment shall require that the MEMBERSHIP provide MPG with a written notice of same not later than forty-five (45) days following the completion of the Investment Period and shall provide MPG with a thirty (30) day cure period to resolve any deficiency.

1.3. ***MEMBERSHIP, Sole Owners***. The MEMBERSHIP represents and warrants to MPG that they are the sole beneficial owners of NORTHWAY. Except as expressly provided as a result of the Closing of this Agreement, there shall be no other holders of any other security or ownership interest in NORTHWAY or any Person that is entitled to any preemptive right, right of first refusal or similar right as a result of MPG becoming a member of NORTHWAY. There is no voting trust, agreement or arrangement among any of the MEMBERSHIP affecting the exercise of the voting rights of the existing membership of NORTHWAY.

1.4. ***Assets and Liabilities of NORTHWAY***. The Assets of NORTHWAY are as set forth on Schedule 1.4 and are owned by NORTHWAY free and clear of any adverse interest, encumbrance or lien or any other thing that may prevent NORTHWAY from having good title thereto and MPG acquiring good title of the majority thereto at the Closing. Further, NORTHWAY and the MEMBERSHIP represent and warrant that such assets have not been diminished or wasted in any way from date hereof through the closing date and that neither the MEMBERSHIP nor NORTHWAY has allowed such assets to be encumbered in any way.

1.5. ***Approvals; No Material Changes***. Pursuant to applicable statutory provisions, this Acquisition requires the approval of all the MEMBERSHIP, NORTHWAY and

stockholders of MPG respectively. The conditions of the applicable statutes of the States of Colorado and New York have been complied with as follows:

(a) The boards of directors of each of MPG and NORTHWAY has recommended to each Company's respective membership or shareholders that the Acquisition be approved by a vote of each, as attested thereto, and such Acquisition has been subsequently thereby approved by a unanimous vote of the board of directors of each Company; and

(b) This Agreement does not conflict with, or make changes to, the Articles of Incorporation or Organization of either Company, as amended, or the Bylaws or Operating Agreement respectively of either Company, except that the Operating Agreement of NORTHWAY shall be amended in accordance with New York State law and regulation, and to the satisfaction of MPG, to include MPG as a co-managing member and holder of a majority of the NORTHWAY OWNERSHIP INTEREST.

1.6. ***Record Date of Acquisition.*** The record date of the Acquisition shall be the Closing Date (as hereinafter defined).

1.7. ***Exemption from Registration***. The parties hereto intend and agree that any MPG SHARES to be issued over time in connection with the Acquisition shall be restricted pursuant to Rule 144 and exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). Each share issued under this Agreement shall bear the following or similar restrictive legend:

THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS; NOR HAVE THEY BEEN PASSED UPON BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY. THE SHARES CANNOT BE SOLD, TRANSFERRED, ASSIGNED, OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

2. ***The Closing.***

2.1. *Place and Time.* The closing of the Acquisition shall occur not later than the close of business (EDT) on Wednesday, August 15, 2018, or at such date and time as the parties may agree in writing (the "Closing Date").

2.2. *Deliveries by NORTHWAY at Closing to MPG.* At the Closing, NORTHWAY shall deliver the following:

(a) a resolution of the MEMBERSHIP in form and substance as agreed to by the parties authorizing and ratifying this agreement whereby 55% of NORTHWAY is acquired by MPG;

(b) an "Amended & Restated Operating Agreement" for NORTHWAY, in form and content acceptable to MPG.

(c) a list of all the assets and liabilities of NORTHWAY (the "NORTHWAY ASSETS AND LIABILITIES") in the form set forth in Exhibit B hereto; and

(d) all other documents, instruments and writings required by this Agreement to be delivered by NORTHWAY at the Closing and any other documents or records relating to NORTHWAY business reasonably requested by MPG in connection with this Agreement.

2.3. *Deliveries by MPG at Closing to NORTHWAY.* At the Closing, MPG shall deliver the following:

(a) a board of directors' resolution in form and substance as agreed to by the parties authorizing and ratifying this agreement whereby NORTHWAY is acquired by MPG;

(b) $150,000 (U.S.) as a deposit against the full cash amount of the Consideration, per Section 1.2;

(c) all other documents, instruments and writings required by this Agreement to be delivered by MPG at the Closing.

2.4. *Deliveries by MPG following the Closing.* MPG shall deliver to NORTHWAY within five (5) business days following the Closing Date, the terms and conditions of the "Performance Stock Option" for the issuance of any MPG SHARES included in the Consideration.

3. ***Conditions to MPG's Obligations.***

The obligations of MPG to effect the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived by MPG:

3.1. *No Injunction.* There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated hereby, or that prohibits MPG's acquisition of the NORTHWAY OWNERSHIP INTEREST or the issuance of the MPG SHARES over time or that will require any divestiture as a result of MPG's acquiring the NORTHWAY OWNERSHIP INTEREST or that will require all or any part of the business of MPG to be held separate; no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on MPG or NORTHWAY if this Agreement is consummated shall be pending.

3.2. MPG shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement which are required to be performed and/or complied with by it at, or prior to, the Closing.

3.3. *Representations, Warranties and Agreements of MPG.*

The representations and warranties of MPG set forth in this Agreement shall be true and complete in all material respects as of the Closing Date, including, but not limited to, the following:

(a) Organization. MPG is a corporation duly organized, validly existing and in good standing under the laws of Colorado and has all necessary corporate powers to beneficially control and own its properties and to carry on its business as now owned and operated by it, and is duly qualified and registered to do business in the State of Colorado, holding all necessary business permits and certifications required under law and regulation to conduct its business, and is in good standing in each of the political geographic locales where its business requires qualification.

(b) Certain Agreements. MPG is not in default of any contract, agreement, undertaking or arrangement to which it is bound wherein such default could be reasonably expected to have a Material Adverse Effect (as defined in Section 6) on the business, assets, properties, operations, results of operations, condition (financial or otherwise) or prospects of MPG.

(c) Absence of Certain Changes. In the past three (3) months prior to the Closing Date, no change, event or development has occurred in the business, financial condition, prospects or results of operations of MPG, and there has not existed any condition having or reasonably likely to have a Material Adverse Effect.

(d) Full Disclosure. There is no fact known to MPG (other than general economic or industry conditions known to the public generally) that has not been fully disclosed in writing to NORTHWAY that (i) reasonably could be expected to have a Material Adverse Effect or (ii) reasonably could be expected to materially and adversely affect the ability of MPG to perform its obligations pursuant to this Agreement.

(e) Capitalization. At the Closing Date, the authorized capital of MPG shall consist of one hundred million (100,000,000) shares of common stock, $0.0001 par value, and eleven million (11,000,000) shares of preferred stock in three series. Prior to the Closing Date, the total quantity of shares that are issued and outstanding is fifty-one million, two hundred and fifty-eight thousand, two hundred and four (51,258,204) common shares, and nine hundred and fifty-three thousand (953,000) shares of preferred stock. All of the shares outstanding are duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions obligating MPG to issue any additional shares of any class at any time, except as stated in this Agreement.

(f) Subsidiaries/Operating Divisions. As of the date of this Agreement, MPG does not have any subsidiaries or operating divisions.

(g) Directors and Executive Officers. The names and titles of the directors and executive officers of MPG are as follows:

Name	Position
Yaniv Nahon	President, Secretary, Treasurer, Director

(h) Criminal or Civil Acts. For the period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of MPG has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Commission or NASD/FINRA judgment or decree, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD/FINRA proceeding.

(i) Compliance with Laws. To the best of MPG's knowledge, MPG has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations, including federal and state securities laws, except where such non-compliance would not have a material adverse impact upon its business or properties.

(j) Litigation and Complaints. MPG is not engaged in any litigation or arbitration proceedings, and there are no such proceedings or suits pending or, to the knowledge of MPG, threatened against or by MPG. To the best of MPG's knowledge, there are no matters or circumstances which are likely to give rise to any such litigation or arbitration proceedings by or against MPG, and MPG is not subject to any investigation, inquiry or enforcement proceedings or processes by any governmental entity, and to the best of its knowledge, there are no matters or circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

(k) Undisclosed Liabilities. Except as disclosed in writing by MPG or as set forth in the company's filings with the Securities and Exchange Commission to NORTHWAY prior to Closing, MPG shall have no debts, liabilities, liens or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the date of Closing, or any transaction, series of transactions, action or inaction occurring on or prior to the date of Closing, or any state of facts or condition existing on or prior to the date of Closing (regardless of when such liability or obligation is asserted).

(l) Tax Returns. Except as disclosed in writing by MPG to NORTHWAY prior to Closing, MPG will have filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable through the date of Closing.

(m) Acceptability of Books and Records. To the best of MPG's knowledge and belief, MPG represents to NORTHWAY that, up to the Closing date, its book and records, including, but not limited to, its financial statements and ledger of corporate actions by its board of directors: (i) accurately represent the financial condition and business records of MPG, and (ii) are in compliance with U.S. Generally Accepted Accounting Policies and Practices ("USGAAP").

3.4. *Regulatory Approvals*. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of the Acquisition shall have been obtained and shall be in full force and effect.

3.5. *Authority and Approval of MPG Directors*. The Board of Directors of MPG has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and MPG has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of MPG and is enforceable in accordance with its terms and conditions. The transactions described herein shall be approved by the MPG Board of Directors, which approval shall be delivered at Closing.

3.6. *Indemnification*. MPG agrees to indemnify, defend and hold NORTHWAY harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against MPG which arise out of, or result from (i) any breach by MPG in performing any of its covenants or agreements under this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by MPG under this Agreement, (ii) a failure of any representation or warranty herein or (iii) any untrue statement made by MPG in this Agreement.

4. ***Conditions to NORTHWAY's Obligations.***

The obligations of NORTHWAY to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by MPG:

(a) *No Injunction*. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated hereby, or that prohibits MPG's acquisition of the NORTHWAY OWNERSHIP INTEREST or of the MEMBERSHIP's future acceptance of the MPG SHARES, or that will require any divestiture as a result of MPG's acquisition of the NORTHWAY OWNERSHIP INTEREST or that will require all or any part of the business of MPG or NORTHWAY to be held separate; no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose

substantial penalties on MPG or NORTHWAY if this Agreement is consummated shall be pending.

(b) NORTHWAY shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement which are required to be performed and/or complied with by it at, or prior to, the Closing.

4.2.*Representations, Warranties and Agreements of NORTHWAY.*

The representations and warranties of NORTHWAY set forth in this Agreement shall be true and complete in all material respects as of the Closing Date, including, but not limited to, the following:

(a) Organization. NORTHWAY is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has all necessary corporate powers to beneficially control and own its properties and to carry on its business as now owned and operated by it, and is duly qualified and registered to do business in New York State, holding all necessary business permits and certifications required under law and regulation to conduct its business, and is in good standing in each of the political geographic locales where its business requires qualification.

(b) Certain Agreements. NORTHWAY is not in default of any contract, agreement, undertaking or arrangement to which it is bound wherein such default could be reasonably expected to have a Material Adverse Effect (as defined in Section 6) on the business, assets, properties, operations, results of operations, condition (financial or otherwise) or prospects of NORTHWAY.

(c) Absence of Certain Changes. Prior to the Closing Date, no change, event or development has occurred in the business, financial condition, prospects or results of operations of NORTHWAY, and there has not existed any condition having or reasonably likely to have a Material Adverse Effect.

(d) Full Disclosure. There is no fact known to NORTHWAY (other than general economic or industry conditions known to the public generally) that has not been fully disclosed in writing to the MPG that (i) reasonably could be expected to have a Material Adverse Effect or (ii) reasonably could be expected to materially and adversely affect the ability of NORTHWAY to perform its obligations pursuant to this Agreement.

(e) Capitalization. NORTHWAY as a limited liability company under the terms of its Operating Agreement has no formal capitalization structure but rather divides its overall ownership into percentages of ownership of the entity, which ownership shall total one hundred percent (100%). There are no outstanding subscriptions, options, rights, warrants, debentures, convertible promissory notes, or other instruments or

agreements or commitments obligating NORTHWAY to issue or subdivide any percentages of its membership at any time. Additionally:

4.2.e.1. Between the date of this Agreement and the Closing Date, MEMBERSHIP shall not assign, transfer, mortgage, pledge or otherwise dispose of any or all of their percentage ownership interests in NORTHWAY or grant any Person the option or right to acquire such ownership percentage (or any interest therein).

4.2.e.2. Between the date of this Agreement and the Closing Date, NORTHWAY shall not issue or grant any ownership interest in NORTHWAY or grant any Person the option or right to acquire any ownership interest.

(f) Subsidiaries/Operating Divisions of NORTHWAY. As of the date of this Agreement, NORTHWAY has no subsidiaries or operating divisions.

(g) Directors and Executive Officers. The names and titles of the directors and executive officers of NORTHWAY are as follows:

Name	Position
Michael Maranda	President and Treasurer
Ryan Lehmann	Vice President

(h) Criminal or Civil Acts. For the period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of NORTHWAY has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Commission or NASD/FINRA judgment or decree, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD/FINRA proceeding.

(i) Compliance with Laws. To the best of NORTHWAY's knowledge, MPG has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations, including federal and state securities laws, except where such non-compliance would not have a material adverse impact upon its business or properties.

(j) Litigation and Complaints. NORTHWAY is not engaged in any litigation or arbitration proceedings, and there are no such proceedings or suits pending or, to the knowledge of NORTHWAY, threatened against or by NORTHWAY. To the best of NORTHWAY's knowledge, there are no matters or circumstances which are likely to give rise to any such litigation or arbitration proceedings by or against NORTHWAY, and NORTHWAY is not subject to any investigation, inquiry or enforcement proceedings or processes by any governmental entity, and to the best of its knowledge, there are no matters or circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

(k) Undisclosed Liabilities. Except as disclosed in writing by NORTHWAY to MPG prior to Closing, NORTHWAY shall have no debts, liabilities, liens or obligations of any

nature (whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the date of Closing, or any transaction, series of transactions, action or inaction occurring on or prior to the date of Closing, or any state of facts or condition existing on or prior to the date of Closing (regardless of when such liability or obligation is asserted).

(l) Tax Returns. Except as disclosed in writing by NORTHWAY to MPG prior to Closing, NORTHWAY will have filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable through the date of Closing.

(m) Acceptability of Books and Records. To the best of NORTHWAY's knowledge and belief, NORTHWAY represents to MPG that, up to the Closing date, its book and records, including, but not limited to, its financial statements and ledger of corporate actions by its board of directors: (i) accurately represent the financial condition and business records of NORTHWAY, and (ii) are in compliance with U.S. Generally Accepted Accounting Policies and Practices ("USGAAP").

(n) Intellectual Property. Except for such claims, which individually or in the aggregate, would not have a Material Adverse Effect, there are no pending or threatened claims of which NORTHWAY has been given written notice by any person against their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by NORTHWAY and used in its operations as currently conducted. To NORTHWAY'S knowledge, NORTHWAY has such ownership of or such rights by license, lease or other agreement to the Intellectual Property as are necessary to permit it to conduct its operations as currently conducted, except where the failure to have such rights would not have an Material Adverse Effect.

4.3. *Regulatory Approvals*. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of the Acquisition shall have been obtained and shall be in full force and effect.

4.4. *Authority and Approval of NORTHWAY Directors*. The MEMBERSHIP of NORTHWAY has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and NORTHWAY has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of NORTHWAY and is enforceable in accordance with its terms and conditions. The transactions described herein shall be approved by the MEMBERSHIP, which approval shall be delivered at Closing.

4.5. *Indemnification*. NORTHWAY agrees to indemnify, defend and hold MPG harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations,

liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against MPG which arise out of, or result from (i) any breach by NORTHWAY in performing any of its covenants or agreements under this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by NORTHWAY under this Agreement, (ii) a failure of any representation or warranty herein or (iii) any untrue statement made by NORTHWAY in this Agreement.

4.6.*Restricted Securities*. NORTHWAY acknowledges that any MPG SHARES to be issued by MPG over time shall be restricted pursuant to Rule 144 of the SEC and exempt from the registration requirements of the Securities Act.

(a) NORTHWAY and the MEMBERSHIP have been advised that any MPG SHARES to be issued in the future will not be registered under the Securities Act, or any state securities act in reliance on exemptions therefrom.

(b) Any MPG SHARES acquired over time are solely for the MEMBERSHIP's own account, for investment and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof, NORTHWAY or tis MEMBERSHIP have no present plans to enter into any such contract, undertaking, agreement or arrangement and further understands that any MPG SHARES to be issued in the future may only be resold pursuant to a registration statement under the Securities Act, or pursuant to some other available exemption;

4.7.NORTHWAY and the MEMBERSHIP acknowledge, in connection with the exchange of the MPG SHARES, that no representation has been made by representatives of MPG regarding its business, assets or prospects other than that set forth herein and that each is relying upon the information set forth in the public filings made by MPG and such other representations and warranties as set forth in this Agreement.

4.8.NORTHWAY and the MEMBERSHIP agree that the certificate or certificates representing any MPG SHARES to be issued in the future will be inscribed with substantially the following legend:

> **"The securities represented by this certificate have not been registered under the Securities Act of 1933. The securities have been acquired for investment and may not be sold, transferred assigned in the absence of an effective registration statement for these securities under the Securities Act of 1933 or an opinion of counsel that registration is not required under said Act."**

5. ***Conduct of Business Prior to the Closing.***

5.1.*Investigative Rights*. Prior to Closing, each party shall provide to the other party, and such other party's counsel, accountants, auditors and other authorized representatives, full

access during normal business hours and upon reasonable advance written notice to all of each party's properties, books, contracts, commitments and records, financial and otherwise, for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request. If during the investigative period one party learns that a representation of the other party was not accurate, no claim may be asserted by the party so learning that a representation of the other party was not accurate. If the transaction contemplated hereby is not completed, all documents received by one party belonging to another and/or their attorneys or other representatives, shall be returned to the respective party and all information so received shall be treated as confidential.

5.2.*Operation in Ordinary Course.* Between the date of this Agreement and the Closing Date, MPG and NORTHWAY shall each conduct its businesses in all material respects in the ordinary course.

5.3.*Business Organization.* Between the date of this Agreement and the Closing Date, MPG and NORTHWAY shall each (a) preserve substantially intact their business organization; and (b) preserve in all material respects their present business relationships and good will.

5.4.*Corporate Organization.* Between the date of this Agreement and the Closing Date, except by mutual written agreement, MPG and NORTHWAY shall not cause or permit any amendment to its respective certificate of incorporation or organization or bylaws or Operating Agreement and shall not:

(a) be party to any merger, consolidation or other business combination;

(b) sell, lease, license or otherwise dispose of any of its properties or assets in an amount which is material to its business or financial condition, except in the ordinary course of business.

5.5.*Confidential Information.* Each party will treat all non-public, confidential and trade secret information received from the other party as confidential, and such party shall not disclose or use such information in a manner contrary to the purposes of this Agreement. Moreover, all such information shall be returned to the other party in the event this Agreement is terminated.

5.6.*Notice of Non-Compliance.* Each party shall give prompt notice to the other party of any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect or the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6. ***Definitions.***

As used in this Agreement, the following terms have the meanings specified or referred to as follows:

6.1. **"Business Day."** Any day that is not a Saturday or Sunday or a day on which banks located in the City of New York are authorized or required to be closed.

6.2. **"Code."** The Internal Revenue Code of 1986, as amended.

6.3. **"Encumbrances."** Any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer arising under United States or state securities laws.

6.4. **"Governmental Body."** Any domestic or foreign national, state or municipal or other local government or multi-national body, or any subdivision, agency, commission or authority thereof.

6.5. **"Intellectual Property"** means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

6.6. **"Material Adverse Effect."** Any change in or effect on the business of a company that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of said company, taken as a whole, except to the extent any such change or effect results from or is attributable to changes in general economic conditions or changes affecting the industry generally in which said company operates (provided that such changes do not affect the Company in a materially disproportionate manner).

6.7. **"Person."** Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or Governmental Body.

6.8. **"Subsidiary."** With respect to any Person, any corporation of which securities having the power to elect a majority of that corporation's Board of Directors (other than securities

having that power only upon the happening of a contingency that has not occurred) as held by such Person or one or more of its Subsidiaries.

7. ***Termination.***

7.1.*Termination*. This Agreement may be terminated prior to Closing only as follows:

(a) By written agreement of NORTHWAY and MPG at any time.

(b) By MPG, by notice to NORTHWAY at any time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if satisfaction of such a condition is or becomes impossible.

(c) By NORTHWAY, by notice to MPG at any time, if one or more of the conditions specified in Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of if satisfaction of such a condition is or becomes impossible.

7.2.*Effect of Termination*. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall terminate without any liability or further obligation of any party to another except that the terms of Section 5.5 shall survive termination and the Parties shall each return any confidential information to the other and otherwise abide the confidentiality provisions thereof.

8. ***Notices.*** All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, (a) if delivered in person or by courier, (b) if sent by nationally recognized overnight delivery service, (c) if mailed by certified or registered mail, postage prepaid, return receipt requested, or (d) if transmitted by facsimile with receipt confirmed, as follows:

a. If to MPG:

Mining Power Group, Inc.
18851 NE 29th Avenue, Suite 700
Aventura, FL 33180
ATTN: Yaniv Nahon, President

b. If to NORTHWAY MINING, LLC

Northway Mining, LLC
707 Flats Road
Athens New York 12015

ATTN: Michael Maranda

or to such other address as the Party to be notified shall have furnished to the other Parties in writing. Any notice given in accordance with the foregoing shall be deemed to have been given, (i) at the time of delivery, when delivered in person or by courier, (ii) one business day after sending by nationally recognized overnight delivery service, (iii) three business days following the date on which it shall have been mailed by certified or registered mail, postage prepaid, return receipt requested, or (iv) at the time of transmittal, when transmitted by facsimile with receipt confirmed.

9. ***Miscellaneous.***

9.1. *Expenses*. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

9.2. *Captions*. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

9.3. *Choice of Law and Venue.* The parties hereto agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be exclusively governed by Florida law without respect to its conflict of law provisions. The parties hereto further agree to submit to personal jurisdiction in the state or federal courts in Miami-Dade County, Florida as such courts shall serve as the exclusive venue for all dispute resolution.

9.4. *Attorney's Fees*. In the event of any court proceeding to enforce the terms hereof or of any dispute hereunder, the prevailing party in such proceeding and/or dispute shall be entitled to recover its expenses associated therewith including, without limitation, reasonable attorneys' and paralegals' fees and costs through and including all trial and appellate levels and post-judgment proceedings.

9.5. *No Waiver*. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

9.6. *Entire Agreement and Modification.* This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by both parties.

9.7. *Severability*. The provisions of this Agreement are severable and the unenforceability of any provision shall not affect the enforceability of any other provision hereof. In addition, in the event that any provision of this Agreement (or any portion thereof) is determined by a court to be unenforceable as drafted by virtue of the scope, duration, extent or character of any obligation contained herein, the parties acknowledge that it is their intention that such provision (or portion thereof) shall be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under applicable law.

9.8. *Counterparts*. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

9.9. *Binding Effect*. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided that neither party may assign its rights hereunder without the consent of the other.

9.10. *Survival of Terms and Conditions*. All provisions, terms and conditions of this Agreement which by their text specify that they survive, or which need to do so to give full force and effect to their intent and effect, will survive the Closing or any termination of this Agreement, or until such provision, term or condition is fulfilled by the parties so obligated to do so to the satisfaction of the other parties hereto (the "Survival"). Such provisions, terms, and conditions includes, but are not limited to, the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument, certificate, opinion or other writing connected directly or indirectly to this Agreement.

9.11. *Further Assurances*. The parties hereto shall cooperate with one another at reasonable times and on reasonable conditions and shall promptly execute and deliver such instruments and documents as may be reasonably necessary in order to fully carry out the intent and purposes of this Agreement, the relationship contemplated hereunder, and any and all provisions contained herein.

9.12. *No Interpretation Against Drafter*. There shall be no rule of interpretation against the drafter in drafting this Agreement. The parties hereto acknowledge they have had ample time to review this Agreement, make or negotiate any changes they deem necessary, and have had the opportunity to review this Agreement with their respective attorneys.

(This Space Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and entered into as of the Closing Date.

"MPG"

Mining Power Group, Inc.
a Colorado corporation

By: ____________

Name: Dror Svorai

Its: President and CEO

"NORTHWAY" and its "MEMBERSHIP"

Northway Mining, LLC
a New York limited liability company

By: ____________

Name: Michael Maranda

Its: President

By: ____________

Name: Ryan Lehmann

Its: Vice President

EXHIBIT A

EXHIBIT B

ASSETS AND LIABILITIES

Northway Mining, LLC